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                                                                    EXHIBIT 99.1

Contact: R. Andrew Eckert or Andre Simone
(408) 321-9100



               ADAC LABORATORIES TO RESTATE FISCAL YEARS 1996-1998


Milpitas, California, December 29, 1998 - ADAC Laboratories (Nasdaq: ADAC) announced today that its financial results for fiscal years 1996, 1997 and 1998 will be restated. This restatement is a result of an extensive ongoing review by the Company with the assistance of Pricewaterhouse Coopers (PwC) of its accounting principles and their historic application. The Company did not file its Annual Report on Form 10-K yesterday and has applied for an extension.

As part of this restatement, the Company will adjust the timing of certain revenues over the 1996-1998 period. The primary impact of these adjustments will be to move revenues forward into adjacent future periods. Substantially all of the transactions relating to these revenues have been completed and the associated revenues have been or will shortly be recognized. In addition, certain expenses will be adjusted and re-allocated throughout the period.

Based on the review to date, the Company believes that the net effect of these adjustments will have a material adverse impact on the Company's fiscal 1996 and 1997 financial results but are not expected to have a material impact on its previously released fiscal 1998 revenue, although the effect on revenue in individual quarters may be material. In addition, management believes that net income for 1998 may be somewhat lower or somewhat higher than previously reported, depending on the outcome of the ongoing review. Additionally, the Company believes these accounting changes will not have a material impact on the Company's future business prospects.

After the issuance of the Company's earnings release in early November, several issues concerning accounting policies and practices were raised. Thereafter, the Company, working with PwC, undertook an extensive review of these issues, particularly with respect to the accounting treatment of various one-time charges taken by the Company as well as the appropriateness of certain expense and revenue recognition practices that the Company had followed in recent years. Following the review, the Company will apply different revenue recognition guidelines than it has followed, change the accounting for certain transactions and adjust certain expense items.

The Company's competitive position continues to be very strong, with leading product portfolios in each of its three major businesses. In addition, ADAC has had record customer order volumes over the course of the last two years. With the release of several new product lines in the current quarter, it has significantly further improved its competitive position entering fiscal 1999. The Company remains confident in its long-term growth prospects.

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ADAC Laboratories is the world market share leader in nuclear medicine and radiation therapy planning systems and a supplier of radiology and cardiology information systems in North America. ADAC is headquartered in Milpitas, CA with its HealthCare Information Systems division in Houston, TX.

This press release contains forward-looking statements, including statements concerning the anticipated effects of the restatement on the revenue, earnings and growth prospects of the Company. Factors that could cause actual results to differ materially from those contained in such forward-looking statements include competition, the Company's dependence on new products and product enhancements, and the other factors set forth under "Business Considerations" in the Company's most recent Form 10-Q for the third fiscal quarter ended June 28, 1998. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.